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                               August 26, 1996


Mr. Nicholas Gihl
President,
Total Control Products, Inc.
2001 N. Janice Avenue
Melrose Park, IL 60160 USA


Dear Nic;

The purpose of this letter is to set forth certain understandings and agreements between Total Control Products, Inc. ("TCP") and Digital Electronics Corporation ("DIGITAL") on the subject of joint investment of the surviving company ("New Taylor").

1.1 DIGITAL will invest US$ 4 million for the equity of TCP's Canadian Subsidiary ("Canco"). TCP will provide Canco with 12% of TCP stock as an equity.

1.2 Canco will be merged with Taylor Industrial Software, Inc. ("Taylor") and form New Taylor.

1.3 DIGITAL will have initially 39% equity of New Taylor without further investment, subject to the adjustment based on the amount of earnout paid to the former shareholders of Taylor discussed in section 1.4 below.

1.4 TCP will infuse a portion of the earnout payment as an equity infusion to New Taylor in addition to the contribution outlined in section 2.1 below. If all US$ 8 million of the earnout is paid, the US$ 4 million equity infusion made by DIGITAL in section 1.3 above will be reduced to 35%. The range of 4% will vary on a straight-line basis, using the following formula:

     The earnout amount earned each fiscal year divided by US$ 4 million (maximum earnout per year) multiplied by 2.0%. This figure is subtracted from DIGITAL's equity percentage (i.e., 39% for 3/31/1997). The difference is then divided into US$ 4 million. This amount is compared to US$ 10,256,411 (which is US$ 4 million divided by 39%). The difference represents the additional equity contribution to be made by TCP.

1.5 TCP will compensate the interest (5% p.a.) of loan arranged by DIGITAL to gather the above US$ 4 million to DIGITAL at quartery basis for two(2) year period from the remittance date.

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     In case that unexpected change of exchange rate between Yen and US dollar happens, both parties shall discuss sincerely how to treat it.

2.1 TCP will contribute to Canco the rights to issue a special security that is convertible to 12% of the outstanding stock of TCP as of the purchase date of Taylor. This special class of stock will have a put right of US$ 6 million, if TCP does not complete an initial public offering of its stock. This put right will be an obligation of TCP, not Canco. This contribution to Canco will be the infusion of capital into Canco that will be in the form of equity, other than portions of any earnout payments as outlined in section 1.4 above.

3.1 Apart from the above investment, DIGITAL will arrange US$ 1 million loan for TCP with the same interest as referred in section 1.5 above.

3.2 TCP will pay back the loan arranged by DIGITAL until August 31, 1997 or 60 days after a completion of initial public offering of TCP's stock which ever comes earlier. The interest theiron shall be paid by TCP to DIGITAL at quarterly basis.

4.1 TCP and DIGITAL will mutually have rights to the products which are developed and currently owned by Taylor after formation of New Taylor ("Products").

4.2 When TCP or DIGITAL wants to ask New Taylor to work for it independently, both parties shall discuss to insure each party to have same opportunity to such working in accordance with the contribution to New Taylor.

4.3 DIGITAL shall have exclusive rights, including the right to modify, to sell the Products in Asian and Oceanic market including Japan.

     DIGITAL shall pay a royalty of 33% of actual sales price until the end of August, 1998, then 25% from September, 1998 to New Taylor when actual sales of Products is made.

4.4 Similarly TCP shall have the rights to North and South America market and shall pay same amount of percentage of royalty to New Taylor.

4.5 As for European market TCP shall do business with the cooperation of DIGITAL when such a case arises. TCP and DIGITAL shall have the rights to share the benefit of the Products' sales and shall pay the proportional amount of royalty to New Taylor in accordance with its equity share.

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5.   TCP will make a draft for this agreement and will also arrange a separate agreement between DIGITAL and New Taylor as an Operational agreement.

6. If there is any demand for a revision, or any subject which is not described in the Letter, both parties shall sincerely discuss the matter.


                                        Very truly yours,
                                        Digital Electronics Corporation

                                        By:  /s/ Keizo Wada
                                        -------------------------------------
                                             Keizo Wada, President

Agreed and accepted to the ______ day
of August, 1996 by:


Total Control Products, Inc.:



By: /s/ Nicholas Gihl
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    Nicholas Gihl, President